SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[X] Filed by the registrant

[ ] Filed by a party other than the registrant

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Under Rule 14a-12

                             Anaren Microwave, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies.

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box  if any part of  the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:_____________________________________________________

(2) Form, Schedule or Registration Statement No.:_______________________________

(3) Filing Party:_______________________________________________________________

(4) Date Filed:_________________________________________________________________

                              ANAREN MICROWAVE INC.
                               6635 Kirkville Road
                          East Syracuse, New York 13057

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on November 7, 2002

                                   ----------

To the Holders of the Common Stock
  of Anaren Microwave, Inc.:

      PLEASE TAKE NOTICE, that the Annual Meeting of Shareholders of Anaren Microwave, Inc. (the "Company") will be held on November 7, 2002, at 11:00 a.m. Eastern Standard Time at the Wyndham Hotel, 6302 Carrier Parkway, East Syracuse, New York 13057, for the following purposes:

      (1) To elect two directors to hold office for a term of three years and until their successors have been duly elected; and

      (2) To transact such other business as may be properly brought before the Meeting.

Enclosed is the annual report for the fiscal year ended June 30, 2002, along with a proxy statement and proxy. Shareholders of record as of the close of business on September 16, 2002 will be entitled to notice of and to vote at the Meeting. Your vote is very important and we hope that you will attend the Meeting. However, whether or not you plan to attend the Meeting, please vote by proxy in accordance with the instructions on your proxy card, on your voting instruction form (from your bank or broker), or that you received through electronic mail. There are three convenient ways of submitting your vote:

      o Voting by telephone - You can vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

      o Voting by the Internet - You can also vote via the Internet by visiting the web site noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

      o Voting by mail - If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

      If you vote by telephone or Internet, you do not need to return your proxy card. Signing and returning the proxy card or submitting your proxy via Internet or by telephone does not affect your right to vote in person if you attend the Meeting and your shares are registered in your name. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

                                         By Order of the Board of Directors

                                         David M. Ferrara
                                         Secretary and General Counsel

Dated: September 20, 2002
       East Syracuse, New York

                             ANAREN MICROWAVE, INC.
                               6635 Kirkville Road
                          East Syracuse, New York 13057

                                   ----------

      This Proxy Statement is being mailed on or about September 20, 2002, to the Shareholders of Anaren Microwave, Inc. ("Anaren" or the "Company") entitled to receive the accompanying Notice of Annual Meeting of Shareholders and is provided, by order of its Board of Directors, in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on November 7, 2002 at 11:00 a.m. and at any adjournment or adjournments thereof, for the purposes set forth in the Notice.

      If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time prior to its exercise by (i) submitting a subsequently dated proxy; or (ii) filing written notice of such revocation with the Secretary of the Meeting. The proposals described in this Proxy Statement will be presented by the Board of Directors of the Company. Where a choice is specified with respect to a proposal, the shares represented by the proxy will be voted in accordance with the specifications made. Where a choice is not so specified, the shares represented by the proxy will be voted to elect the nominees for director named herein.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      At the close of business on September 16, 2002, the record date stated in the accompanying Notice, the Company had outstanding 22,409,820 shares of common stock, $.01 par value (the "Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. A majority of the issued and outstanding shares of Common Stock present in person or by proxy, a total of 11,204,911 shares, will be required to constitute a quorum for the transaction of business at the Meeting. The Company has no class of voting stock outstanding other than the Common Stock.

      Abstentions and broker non-votes (as defined below) are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. For the purpose of determining the vote required for approval of matters to be voted on at the Meeting, shares held by Shareholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a shareholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter. Accordingly, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote; and (ii) the broker or nominee does not have discretionary voting power on such matter.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information with respect to persons known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, as of September 16, 2002 (except as otherwise indicated).

                                          Number of Shares
Name and Address                           of Common Stock
of Beneficial Owner                     Beneficially Owned(1)   Percent of Class
-------------------                     ---------------------   ----------------

Kern Capital Management, LLC.........        3,264,400(2)            14.6%
114 West 47th Street
Suite 1926
New York, NY  10036

Firsthand Capital Management, Inc....        1,552,300(3)             6.9%
125 South Market Street
Suite 1200
San Jose, CA  95113

Franklin Advisors, Inc...............        1,270,400(4)             5.7%
One Franklin Parkway
San Mateo, CA  94403

----------
(1) Except as otherwise indicated, as of September 16, 2002 all of such shares are owned with sole voting and investment power. Share numbers are based solely on indicated filings.

(2) Based solely on information contained in a 13F Holdings Report filed with the Securities and Exchange Commission on August 14, 2002, Kern Capital Management, LLC has sole voting power with respect to 3,151,200 shares and sole dispositive power with respect to all shares listed.

(3) Based solely on information contained in a 13F Holdings Report filed with the Securities and Exchange Commission on April 9, 2002, Firsthand Capital Management, Inc. has sole voting and dispositive power with respect to all shares listed.

(4) Based solely on information contained in a 13F Holdings Report filed with the Securities and Exchange Commission on August 12, 2002, Franklin Advisors, Inc. has sole voting and dispositive power with respect to all shares listed.

                        SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth certain information, as of September 16, 2002, with respect to the beneficial ownership of the Company's Common Stock by
(i) each director and nominee for director who owned beneficially any shares of Common Stock, (ii) each executive officer of the Company named in the Summary Compensation Table under "Executive Compensation" below, and (iii) all directors and executive officers of the Company as a group.

                                          Number of Shares
Name and Address                           of Common Stock
of Beneficial Owner(1)                  Beneficially Owned(2)   Percent of Class
----------------------                  ---------------------   ----------------

Lawrence A. Sala.......................        450,100(3)              2.0%
Carl W. Gerst, Jr......................        622,350(4)              2.8%
Thomas J. Passaro, Jr..................         80,139(5)               *
Raymond Simione........................         18,270(6)               *
Timothy P. Ross........................         56,600(7)               *
Dale F. Eck............................         60,500(8)               *
Herbert I. Corkin......................         56,000(9)               *
Dr. David Wilemon......................         57,500(10)              *
Matthew Robison........................         30,500(11)              *

All Directors, Nominees and Executive
  Officers as a Group (9 Persons)......      1,431,959(12)             6.2%

----------
*     Indicates less than 1%

(1) The business address for each of the named individuals is 6635 Kirkville Road, East Syracuse, New York.

(2) Except as otherwise indicated, as of September 16, 2002 all of such shares are owned with sole voting and investment power.

(3) Includes 10,000 shares owned by Mr. Sala's spouse, 6,468 shares owned by Mr. Sala's children, 357,000 shares which Mr. Sala has the right to acquire within 60 days pursuant to outstanding stock options, and 25,500 shares of restricted stock.

(4) Includes 13,500 shares owned by Mr. Gerst's spouse and 60,400 shares which Mr. Gerst has the right to acquire within 60 days pursuant to outstanding stock options.

(5) Includes 3,333 shares owned by Mr. Passaro's children, 19,800 shares which Mr. Passaro has the right to acquire within 60 days pursuant to outstanding stock options, and 2,400 shares of restricted stock.

(6) Includes 2,000 shares which Mr. Simione has the right to acquire within 60 days pursuant to outstanding stock options.

(7) Includes 49,200 shares which Mr. Ross has the right to acquire within 60 days pursuant to outstanding stock options, and 7,400 shares of restricted stock.

(8) Includes 30,500 shares which Mr. Eck has the right to acquire within 60 days pursuant to outstanding stock options.

(9) Includes 3,000 shares owned by The Entwistle Company, of which Mr. Corkin is Chairman, Chief Executive Officer and a majority shareholder, and 8,000 shares which Mr. Corkin has the right to acquire within 60 days pursuant to outstanding stock options.

(10) Includes 57,500 shares which Dr. Wilemon has the right to acquire within 60 days pursuant to outstanding stock options.

(11) Includes 30,500 shares which Mr. Robison has the right to acquire within 60 days pursuant to outstanding stock options.

(12) Includes 614,900 shares which all directors and officers as a group have the right to acquire within 60 days pursuant to outstanding stock options.

                                    ITEM ONE

                              ELECTION OF DIRECTORS

      The first item to be acted upon at the Meeting is the election of two directors to hold office for terms of three years and until their respective successors shall have been duly elected and qualified. The nominees receiving a plurality of the votes represented in person or by proxy at the Meeting will be elected directors.

      The Board of Directors unanimously recommends election of the two nominees listed below. The shares represented by all proxies in proper form which are received by the Board prior to the election of directors at the Meeting will be voted "FOR" the nominees, unless authority is withheld in the space provided on the enclosed proxy. In the event any nominee declines or is unable to serve, it is intended that the shares represented by such proxies will be voted for a successor nominee designated by the Board (or if no other person is so designated, for the remaining nominees). All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. The six members of the Board (including the nominees for re-election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire.

Certain Information Concerning Nominees and Directors Continuing in Office

      Set forth below is certain information concerning each nominee for director to be elected at the Meeting and each director of the Company whose term of office continues after the Meeting. The information has been furnished to the Company by such persons.

Name, Age, Nature of                         Year First
Positions and Offices                          Became                          Principal Occupation,
Held with the Company                         Director                   Experience and Other Directorships
---------------------                        ----------     ------------------------------------------------------------
Nominees for terms to expire at
  Annual Meeting in 2005:

Lawrence A. Sala, 39....................        1995        Mr. Sala  joined  the  Company in 1984 and worked in various
President, Chief Executive                                    engineering   and  marketing   positions   until  becoming
Officer and Chairman                                          President  and a Director of the Company in May 1995.  Mr.
                                                              Sala has served as Chief Executive Officer since September
                                                              1997,  and has  served  as  Chairman  of the  Board  since
                                                              November 2001.

Dr. David Wilemon, 65...................        1997        Dr. Wilemon has been a Professor of Marketing and Innovation
Director                                                      Management at the Syracuse University School of Management
                                                              since  1966.  He has also served as Director of the Synder
                                                              Innovation Management Program at the University since 1980 and as  Co-Director of the  Entrepreneurship  and Emerging
                                                              Enterprises Program there, since 1993.

Name, Age, Nature of                         Year First
Positions and Offices                          Became                          Principal Occupation,
Held with the Company                         Director                   Experience and Other Directorships
---------------------                        ----------     ------------------------------------------------------------
Directors Continuing in Office:

Term Expiring at Annual Meeting in 2004:

Herbert I. Corkin, 80...................        1989        Mr. Corkin has been  Chairman of the Board of The  Entwistle
Director                                                      Company, a defense contractor, since 1959. Mr. Corkin also served as the President of The Entwistle Company from 1959
                                                              through   December  1993  and  has  served  as  its  Chief
                                                              Executive Officer since December 1993.

Matthew Robison, 41.....................        1999        Mr. Robison has been Senior Vice President of Ferris,  Baker
Director                                                      Watts   Incorporated   since  January  1999.  Mr.  Robison
                                                              previously  served as a General  Partner  and  Analyst  of
                                                              Botti  Brown  Asset  Management  from  January  1997 until
                                                              January  1999,  and as  Vice  President  and  Analyst  for
                                                              Montgomery  Securities  from  October  1994 until  January
                                                              1997.

Terms Expiring at Annual Meeting in 2003:

Dale F. Eck, 59.........................        1995        Mr. Eck was Vice  President of Finance and  Treasurer of The
Director                                                      Entwistle Company, a defense  contractor,  from 1978 until his  retirement in February  1997. Mr. Eck has also served as a  Director  of The  Entwistle  Company  since 1978 and continues to serve that company in such capacity.  Mr. Eck provided  consulting  services to the  Company  from March
                                                              1997 through March 2002.

Carl W. Gerst, Jr., 65..................        1968        Mr.  Gerst  has  been  actively  engaged  in  the  Company's
Chief Technical Officer,                                      business  since its founding in 1967.  Mr. Gerst served as
Vice Chairman                                                 Executive Vice President from the Company's founding until
                                                              May 1995 when he became Chief  Technical  Officer and Vice
                                                              Chairman of the Board.  Mr. Gerst served as Treasurer from
                                                              May 1992 through November 2001.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table sets forth certain information with respect to compensation, received in all capacities in which they served for the fiscal years ended June 30, 2000, June 30, 2001 and June 30, 2002, for the Company's Chief Executive Officer and each of the four other most highly compensated officers during the most recent fiscal year.

                           Summary Compensation Table

                                                            Annual                     Long Term
                                                         Compensation                 Compensation
                                                     ---------------------    ------------------------------
                                                                                                 Securities
                                                                                Restricted       Underlying       All Other
          Name and                                    Salary                  Stock Award (6)    Options (7)    Compensation(8)
     Principal Position                    Year        ($)          Bonus           ($)              (#)              ($)
     ------------------                    ----      --------     --------    ---------------    -----------    ---------------

Lawrence A. Sala .......................   2002      $300,000     $ 90,000       $      0           95,000          $35,655
President, Chief Executive Officer         2001       291,346       76,500        318,000          150,000           33,155
and Chairman(1)                            2000       270,192      130,625        242,125          150,000           17,590


Carl W. Gerst, Jr. .....................   2002       225,000       25,000              0           32,000           44,061
Chief Technical Officer                    2001       225,000       25,000              0           40,000           46,340
and Vice Chairman(2)                       2000       233,654       25,000              0           60,000           32,131


Thomas J. Passaro, Jr. .................   2002       160,193       15,300              0           19,000           14,875
Vice President; President of               2001       163,002       17,425        127,200           30,000           13,458
RF Power Components, Inc.(3)

Raymond Simione ........................   2002       147,221       25,490              0           10,000            4,168
Vice President; President of
Amitron, Inc.(4)

Timothy P. Ross ........................   2002       133,848       37,500              0           21,000           12,100
Vice President, Business                   2001       122,385       29,970         74,200           20,000            9,417
Development(5)                             2000       105,978       13,675         74,500           30,000            2,991

----------
(1) Mr. Sala was elected President of the Company in May 1995 and was named Chief Executive Officer in September 1997. He was elected Chairman of the Board in November 2001.

(2) Mr. Gerst served as the Company's Executive Vice President until May 1995 when he was elected to the position which he currently holds, Vice Chairman and Chief Technical Officer.

(3) Mr. Passaro became Vice President of the Company upon the Company's acquisition of all of the issued and outstanding stock of RF Power Components, Inc. in February 2000.

(4) Mr. Simione became Vice President of the Company upon the Company's acquisition of all of the issued and outstanding stock of Amitron, Inc. in August 2001.

(5) Mr. Ross served as General Manager - Space and Defense Group prior to November 1999, served as Vice President and General Manager - Space and Defense Group from November 1999 to September 2000, and has served as Vice President - Business Development since September 2000.

(6) Indicates dollar value of restricted stock awards based upon the market value of the Common Stock on the date of grant. As of June 30, 2002, Mr. Sala held 25,500 shares of restricted stock with a then current market value of $220,320; Mr. Passaro held 1,200 shares of restricted stock with a then current market value of $10,368; and Mr. Ross held 7,400 shares of restricted stock with a then current market value of $63,936. While the Company does not currently pay cash dividends on its Common Stock, the named executive officers are entitled to receive any dividends payable (in cash or otherwise) on their restricted stock holdings.

(7) The table reflects the number of shares which are subject to incentive stock options granted pursuant to the Company's Incentive Stock Option Plan. All of the fiscal year 2001 options were cancelled, effective May 2002, with the consent of the named officers. No new options were issued to replace the cancelled options.

(8) All Other Compensation consists of contributions to the Company's 401(k) Salary Savings Plan in the amount of $6,375 for Mr. Sala, $6,375 for Mr. Gerst, $6,375 for Mr. Passaro, $4,168 for Mr. Simione and $5,600 for Mr. Ross in 2001; contributions to a supplemental executive retirement plan covering the named executives in the amount of $15,000 for Mr. Sala, $11,250 for Mr. Gerst, $8,500 for Mr. Passaro, and $6,500 for Mr. Ross in 2001; and reimbursement for premiums on life insurance policies owned by Messrs. Sala and Gerst in the amount of $14,280 and $16,391, respectively, in 2001.

Fiscal Year Option Grants

      The following table sets forth certain information regarding options granted by the Company during the last fiscal year to the individuals named in the above compensation table, including information as to potential realizable value of such options at assumed annual rates of stock price appreciation for the ten-year terms of the options.

                                                Percent
                                               of Total                                          Potential Realizable Value
                                Number of       Options                                            at Assumed Annual Rates
                                Securities    Granted to                                         of Stock Price Appreciation
                                Underlying     Employees       Exercise or                            for Option Term(1)
                                 Options       in Fiscal       Base Price        Expiration      ---------------------------
          Name                   Granted         Year            ($/sh)             Date             5%($)        10%($)
          ----                  ----------    ----------    -----------------    ----------         -----        ------
Lawrence A. Sala .............    45,000         7.44%           $15.00            7/16/11         543,648      1,377,711
Lawrence A. Sala .............    50,000         8.26%            19.21            11/2/11         471,671      1,195,307
Carl W. Gerst, Jr. ...........    12,000         1.98%            15.00            7/16/11         144,973        367,390
Carl W. Gerst, Jr. ...........    20,000         3.30%            19.21            11/2/11         188,668        478,123
Thomas J. Passaro, Jr. .......     9,000         1.49%            15.00            7/16/11         108,730        275,542
Thomas J. Passaro, Jr. .......    10,000         1.65%            19.21            11/2/11          94,334        239,061
Raymond Simione ..............    10,000         1.65%            18.70            8/31/11         117,603        298,030
Timothy P. Ross ..............     6,000         0.99%            15.00            7/16/11          72,486        141,501
Timothy P. Ross ..............    15,000         2.48%            19.21            11/2/11         183,695        358,592

----------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on arbitrarily assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

Aggregated Option Exercises in Last Fiscal
Year and Fiscal Year-End Option Values

      The following table sets forth certain information for the named executive officers with respect to (i) stock options exercised in fiscal year 2002, (ii) the number of stock options held at the end of fiscal year 2002, and (iii) the value of in-the-money stock options at the end of fiscal year 2002.

                                                                  Number of Securities                 Value of
                                                                 Underlying Unexercised         Unexercised In-the-Money
                                 Shares                       Options at June 30, 2002(#)    Options at June 30, 2002(1)($)
                              Acquired on        Value        ---------------------------    ------------------------------
Name                          Exercise (#)    Realized ($)    Exercisable   Unexercisable    Exercisable      Unexercisable
----                          ------------    ------------    -----------   -------------    -----------      -------------
Lawrence A. Sala ............    8,000          $87,560         308,000        225,000       $1,007,409         $236,449
Carl W. Gerst, Jr. ..........        0                0          44,400         77,600           52,395           34,930
Thomas J. Passaro, Jr. ......        0                0          17,800         41,200                0                0
Raymond Simione .............        0                0               0         10,000                0                0
Timothy P. Ross .............        0                0          41,700         45,300          144,920           20,488

----------
(1) Amount represents the difference between the aggregate exercise price of the options and a $8.64 market price of the underlying Common Stock on June 30, 2002.

Pension Plan

      The Company maintains a non-contributory Pension Plan for the benefit of all employees over the age of 21 who have completed one year of service and who are not covered by any other retirement plan. The Company pays all amounts required to provide retirement income benefits. The Pension Plan provides fixed benefits to be paid upon retirement at a specific age. Pension expense, including amortization of prior service cost over 30 years, was $177,675 for fiscal 2002. Effective August 15, 2000, the Company amended the Pension Plan, and as a result, employees hired or rehired by the Company after August 15, 2000 are not eligible to participate in or to accrue benefits under the Pension Plan.

      The table below illustrates the estimated aggregate annual benefit that would be payable to executive officers of the Company who are at least 65 years of age at retirement, based on the formula in effect after June 30, 1992 and the Employee Retirement Income Security Act of 1974, as amended ("ERISA") limits on compensation and benefits after 15, 20, 25, 30 and 35 credited years of service; for illustration purposes, the table assumes all years of service under the current Pension Plan formula.

                               PENSION PLAN TABLE

     Final
Average Annual                   Estimated Annual Pension Payable
 Compensation                  Based on Years of Service Indicated
--------------     ------------------------------------------------------------
                   15 Years     20 Years     25 Years     30 Years     35 Years
                   --------     --------     --------     --------     --------

 $100,000          $11,250      $15,000      $18,750      $22,600      $26,250
  125,000           14,063       18,750       23,438       28,125       32,813
  150,000           16,875       22,500       28,125       33,750       39,375
  160,000           18,000       24,000       30,000       36,000       42,000
  170,000           19,125       25,500       31,875       38,250       44,625
  175,000           19,688       26,250       32,813       39,375       45,938
  200,000           22,500       30,000       32,500       45,000       52,500
  225,000           22,500       30,000       32,500       45,000       52,500
  250,000           22,500       30,000       32,500       45,000       52,500
  275,000           22,500       30,000       32,500       45,000       52,500

      Under the terms of the Pension Plan, each member who is at least 65 years of age at his retirement and was employed on or before August 15, 2000 is entitled to a Normal Retirement Benefit (as defined under the Pension Plan). The compensation used in determining the Pension Plan benefit for executive officers is based upon their annual salary as shown on the Summary Compensation Table above. The Normal Retirement Benefit is the aggregate of:

      A. 0.60% of average of highest five consecutive years compensation from date of employment to June 30, 1992 multiplied by Benefit Service (as defined under the Pension Plan) to June 30, 1992; plus

      B.    0.75% of compensation for each year of Benefit Service thereafter;

but not less than the accrued benefit under the prior plan at June 30, 1992.

      Employees who have attained at least twelve years of service and are at least 55 years of age can retire and receive a proportionately reduced benefit.

      Under the Internal Revenue Code, the maximum annual benefit payable at age 65 is $160,000 for 2002. The maximum compensation that could be considered for all participants, including Messrs. Sala, Gerst, Passaro, Simione and Ross, is $200,000 for 2002. These benefit and compensation limits are indexed to increases in the Consumer Price Index.

      The credited years of service as of June 30, 2002 under the Pension Plan for each of Messrs. Sala, Gerst, Passaro, Simione and Ross are 17, 29, 0, 0 and 19, respectively.

Management Incentive Plan

      The Company has a Management Incentive Plan ("Incentive Plan") that is designed to provide a meaningful annual financial incentive to management employees to reward them for their contribution toward the Company's growth, profitability and business development. Eligibility in the plan is limited to key members of management who, because of their position, have the ability to substantially impact the profitability and overall success of the Company. Individual participants in the Incentive Plan are selected by the President and CEO on an annual basis, subject to approval of the Board of Directors.

      Under  the  Incentive  Plan,   each   participant  has  a  "target"  bonus
opportunity in an amount equal to a specified percentage of his or her base salary. Awards under the Incentive Plan are based on corporate, functional and individual performance measured against pre-established targeted goals. Corporate performance goals, which are set by the President and CEO and are subject to Board approval, are based on factors including but not limited to earnings, revenue, appreciation in stock value and order targets. Functional and individual performance goals are based on each participant's functional responsibilities, and are jointly established by the Company and the participant prior to the beginning of the fiscal year. Fulfillment of corporate performance goals must carry a weighting of at least 50% of the total incentive opportunity for each employee, and participants who are officers of the Company may not receive any bonus payment unless certain corporate performance goals are attained.

      Bonus payments under the Incentive Plan are made on or about August 1st following the end of the fiscal year for which the bonus is earned. Bonus amounts reflected in the Summary Compensation Table on page 6 for Messrs. Sala, Passaro, Simione and Ross represent amounts awarded pursuant to the Incentive Plan.

Compensation of Directors

      The Company currently pays each director who is not an employee of the Company $10,000 per year plus $1,000 for each meeting attended, and reimburses each such director for the reasonable expenses incurred in attending meetings of the Board of Directors. In addition, non-employee directors are eligible to receive stock options pursuant to the Company's Non Statutory Stock Option Plan.

Certain Agreements with Directors and Executive Officers

      Lawrence A. Sala. The Company has an employment agreement dated July 1, 2001 with Lawrence A. Sala, President and Chief Executive Officer of the Company, providing for Mr. Sala's employment as President and CEO of the Company until June 30, 2006 or such earlier date as may result pursuant to the terms of the agreement. The agreement provides for a base annual salary of $300,000 or such greater amount as the Board of Directors may determine, plus annual incentive bonus opportunity pursuant to the Incentive Plan and participation in certain insurance plans.

      The agreement terminates automatically in the event of Mr. Sala's death and the Company may terminate the agreement upon Mr. Sala's disability or for specified cause as defined in the agreement. In the event the agreement is terminated due to Mr. Sala's death, the Company will continue payment of his base salary to a designated beneficiary for a period of 90 days, and if termination is due to death or disability the Company must treat as immediately exercisable and disposable, respectively, all unexpired stock options and shares of restricted stock previously granted to him by the Company. In the event Mr. Sala's employment with the Company is terminated by the Company other than for cause, death or disability, or by Mr. Sala for "good reason" (as defined in the agreement), the Company will be obligated to pay severance to Mr. Sala in an amount equal to the greater of (i) three years' base salary at such date, plus $450,000 in lieu of incentive bonus payments, or (ii) Mr. Sala's base salary for the balance of the term of the agreement. The Company must also defray certain costs associated with obtaining new employment and relocation in connection with such termination, and must treat as immediately exercisable and disposable, respectively, all unexpired stock options and shares of restricted stock previously granted to him by the Company. In addition, if the termination occurs as a result of a "Change in Control" (as defined in the agreement), the Company must offer to retain Mr. Sala as an independent contractor consultant for a period of 12 months at an annual consulting fee equivalent to his base salary as in effect on the date of termination, and to provide fringe benefits during the 12 month consulting period.

      In the event that Mr. Sala's employment continues for the entire term of the agreement and the Company and Mr. Sala are unable to negotiate a new employment agreement, the Company will be obligated to pay severance to Mr. Sala in an amount equal to three years' base salary at such date, plus $150,000 for each of the three ensuing fiscal years in lieu of incentive bonus payments.

      Thomas J. Passaro, Jr. The Company also has an employment agreement dated February 29, 2000 with Thomas J. Passaro, Jr., Vice President of the Company and President of RF Power Components, Inc. (a wholly-owned subsidiary of the Company), providing for his employment in this capacity until November 1, 2003 or such earlier date as may result pursuant to the terms of the agreement. The agreement provides for a base annual salary at the rate of $150,000 until November 1, 2000, with the base salary to be set by the Board of Directors for subsequent periods in an amount not less than $150,000 plus an increase of 4% annually. Mr. Passaro is also eligible to receive annual incentive bonuses pursuant to the Incentive Plan (subject to certain adjustments provided for in the agreement) and to participate in certain insurance plans.

      The agreement terminates automatically in the event of Mr. Passaro's death and the Company may terminate the agreement upon Mr. Passaro's disability or for specified cause as defined in the agreement. In the event the agreement is terminated due to Mr. Passaro's death, the Company will continue payment of his base salary to a designated beneficiary for a period of 90 days, and if termination is due to death or disability the Company must treat as immediately exercisable and disposable, respectively, all unexpired stock options and shares of restricted stock previously granted to him by the Company. In the event Mr. Passaro's employment is terminated by the Company other than for cause, death or disability, or by Mr. Passaro for "good reason" (as defined in the agreement), the Company will be obligated to pay severance to Mr. Passaro in an amount equal to the greater of (i) one year's base salary at such date plus $50,000 in lieu of incentive bonus payments, or (ii) Mr. Passaro's base salary plus $22,000 per year for the balance of the term of the agreement. The Company must also defray certain costs associated with obtaining new employment and relocation in connection with such termination, and must treat as immediately exercisable and disposable, respectively, all unexpired stock options and shares of restricted stock previously granted to him by the Company.

      In the event that Mr. Passaro's employment continues for the entire term of the agreement and the Company and Mr. Passaro are unable to negotiate a new employment agreement, the Company will be obligated to pay severance to Mr. Passaro in an amount equal to one year's base salary at such date, plus $50,000 in lieu of incentive bonus payments, and to permit him to continue to participate in applicable Company insurance programs for a period of one year.

      Raymond Simione. The Company also has an employment agreement dated August 31, 2001 with Raymond Simione, Vice President of the Company and President of Amitron, Inc. (a wholly-owned subsidiary of the Company), providing for his employment in this capacity until June 30, 2006 or such earlier date as may result pursuant to the terms of the agreement. The agreement provides for a base annual salary at the rate of $183,000 until November 1, 2002, with the base salary to be set by the Company's Vice President and General Manager and approved by the Board of Directors for subsequent periods in an amount not less than $183,000 annually. Mr. Simione is also eligible to receive annual incentive bonuses pursuant to the Incentive Plan and to participate in certain insurance plans.

      The agreement terminates automatically in the event of Mr. Simione's death and the Company may terminate the agreement upon Mr. Simione's disability or for specified cause as defined in the agreement. In the event the agreement is terminated due to Mr. Simione's death, the Company will continue payment of his base salary to a designated beneficiary for a period of 90 days, and if termination is due to death or disability the Company must treat as immediately exercisable all unexpired stock options previously granted to him by the Company. In the event Mr. Simione's employment is terminated by the Company other than for cause, death or disability, the Company will be obligated to pay severance to Mr. Simione in an amount equal to the greater of (i) six months' base salary at such date, or (ii) Mr. Simione's base salary for the balance of the term of the agreement. The Company must also treat as immediately exercisable all unexpired stock options previously granted to him by the Company, and must permit him to continue to participate in applicable Company benefit plans for the period during which he is receiving severance payments.

      Upon the termination of Mr. Simione's employment at any time following the end of the term of the agreement, the Company will be obligated to pay severance to Mr. Simione in an amount equal to six months' base salary at such date, and to permit him to continue to participate in applicable Company benefit plans for a period of six months.

      Timothy P. Ross. The Company also has a change of control agreement dated March 15, 2002 with Mr. Ross. The agreement provides that in the event Mr. Ross's employment with the Company ceases for reasons other than voluntary resignation or for "cause" within one year following a "change of control" (as the foregoing terms are defined in the agreement), the Company must pay him a severance benefit equal to his base annual salary, plus the incentive bonus paid to him in the year previous to the year in which the change of control occurs. In addition, the Company must treat as immediately exercisable and disposable, respectively, all unexpired stock options and shares of restricted stock previously granted to him by the Company, and must permit him to continue to participate in applicable Company benefit plans for the period during which he is receiving severance payments.

      Dale F. Eck. The Company has a consulting arrangement with Dale F. Eck, pursuant to which Mr. Eck provides financial and management consulting services to the Company. The agreement provides that Mr. Eck shall devote up to two days per month to the Company and shall receive a monthly fee of $1,666.66 plus reimbursement of reasonable business expenses incurred in activities undertaken on behalf of the Company.

Board Compensation Committee Report on Executive Compensation

      The Compensation Committee ("Committee") recommends to the Board of Directors the compensation to be paid to the Company's executive officers on an annual basis. The Committee has implemented an executive compensation philosophy that seeks to relate executive compensation to corporate performance, individual performance and creation of shareholder value. Historically, this has been achieved through compensation programs which focus on both short and long-term results.

      In accordance with the Committee's executive compensation philosophy, the major components of executive compensation have been base salary, stock option grants and occasionally restricted stock awards. Option grants have been made pursuant to the Company's incentive stock option plans, and executive officers are also eligible to receive bonuses pursuant to the Company's performance based Incentive Plan. Restricted stock awards are made pursuant to the Company's Guidelines for Grants of Restricted Stock Awards.

      Salaries and incentive bonuses for executive officers are based on current individual and organizational performance, affordability and competitive market trends. For purposes of informing the Committee of competitive trends, the Committee reviews compensation data from other comparable public companies in the wireless and satellite communications markets. The salary trend data used represents companies whose size and performance with respect to revenue, earnings per share and stock price are similar to those of the Company. The Company's executive officer salary ranges are positioned consistent with industry averages.

      Section 162(m) ("Section 162") of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits federal income tax deductions for compensation paid after 1993 to the chief executive officer and the four other most highly compensated officers of a company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. The Company has not adopted an absolute policy regarding Section 162 as it does not anticipate its executive compensation to reach such levels in the foreseeable future. The Company recognizes that deductibility of compensation payments must be one among a number of factors used in ascertaining appropriate levels or modes of compensation, and that the Company will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of its Shareholders.

      The members of the Compensation Committee are Herbert I. Corkin, Dale F. Eck, and Dr. David Wilemon. David M. Ferrara, the Company's Secretary and General Counsel, serves as a non-voting ex officio member of the Committee.

Performance Graph

      The following performance graph compares the total shareholder return of the Company's Common Stock to The Nasdaq Stock Market (US) Index and the Nasdaq Electronics Components Index. The graph assumes that $100 was invested in the Company's Common Stock and each Index on June 30, 1997 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG ANAREN, THE NASDAQ STOCK MARKET (US) INDEX
                   AND THE NASDAQ ELECTRONICS COMPONENTS INDEX

                   [GRAPHIC PRESENTATION OF PERFORMANCE GRAPH]

                             Cumulative Total Return

                                  6/30/97     6/30/98     6/30/99     6/30/00     6/30/01     6/30/02

Anaren Microwave, Inc.            100.00      113.21      157.55      1485.59     452.81      195.61

Nasdaq Stock Market (U.S.)        100.00      131.62      189.31       279.93     151.75      103.40

Nasdaq Electronic Components      100.00       99.04      176.00       438.90     161.55       97.80

----------
* $100 INVESTED ON 6/30/97 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

      Notwithstanding anything set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding performance graph and the report of the Compensation Committee shall not be deemed incorporated by reference into any such filings.

                             AUDIT COMMITTEE REPORT

      In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee's responsibilities are more fully described in its charter. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company's independent auditors, KPMG LLP, a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

      The Audit Committee also reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended June 30, 2002.

      Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

                               Dale F. Eck (Chair)
                                Herbert I. Corkin
                                 Matthew Robison

                                   AUDIT FEES

      The following table sets forth fees billed or expected to be billed to the Company by KPMG LLP for: (i) services rendered for the audit of the Company's annual financial statements for fiscal year 2002 and review of quarterly financial statements, (ii) services rendered during fiscal year 2002 for provision of any financial information systems design and implementation, and
(iii) all other fees for services rendered during fiscal year 2002. The Audit Committee has considered whether the provision of non-audit services is compatible with KPMG LLP's independence.

               Audit Fees...............................$225,156
               Financial Information Systems Design
                 and Implementation Fees................$      0
               All Other Fees*..........................$481,849

----------
* Includes audits of employee benefit plans, due diligence related to acquisitions by the Company and tax services.

                          CERTAIN RELATED TRANSACTIONS

      David M. Ferrara, Secretary and General Counsel of the Company, is a partner in the law firm of Bond, Schoeneck & King, PLLC, which has rendered and continues to render legal services to the Company. During the fiscal year ended June 30, 2002, the Company paid Bond, Schoeneck & King, PLLC $455,127 for services rendered and for related disbursements.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it and written representations of Reporting Persons with respect to the fiscal year ended June 30, 2002, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended June 30, 2002 except as follows: Hugh A. Hair, a founder and director of the Company and its former Chairman and Chief Executive Officer, passed away on January 26, 2002. Following Mr. Hair's death, the Company learned that Mr. Hair had not filed Form 4 Reports with respect to certain open market transactions in the Company's Common Stock that occurred prior to his death. Due to Mr. Hair's passing the Company is not in a position to conclusively determine the number of transactions that were not reported. In addition, Mr. Simione, who became an officer of the Company in August 2001, filed a late Form 3 Report. A portion of the delay was occasioned by disruption of logistical support for EDGAR filing as a result of the events of September 11, 2001.

           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      During the fiscal year ended June 30, 2002, KPMG LLP, the Company's independent accountant, was retained by the Board of Directors to perform the annual examination of the consolidated financial statements of the Company and its subsidiaries. The Board also retained KPMG LLP to advise the Company and perform appropriate financial due diligence in connection with acquisitions made and considered by the Company and to provide assistance in the preparation of federal income and state franchise tax returns.

      KPMG LLP was also selected by management to audit the Company's books and records for the current fiscal year. KPMG LLP has been the Company's principal accountant for over 25 years. It is anticipated that a representative of KPMG LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and to answer questions of Shareholders.

                          BOARD MEETINGS AND COMMITTEES

      During the Company's last fiscal year, the Board of Directors of the Company held 11 meetings. No current director attended fewer than 75% of the aggregate number of meetings of the Board and of any Committees on which he served during such period.

      The Company's  Compensation  Committee consists of Herbert I. Corkin, Dale
F. Eck, and Dr. David Wilemon. David M. Ferrara, the Company's Secretary and General Counsel, serves as a non-voting ex officio member of the Committee. The function of the Compensation Committee is to recommend to the Board of Directors competitive compensation plans for officers and key employees. During the fiscal year ended June 30, 2002, the Compensation Committee held three meetings.

      The Company's Audit Committee consists of Herbert I. Corkin, Dale F. Eck and Matthew Robison. The function of the Audit Committee is to monitor the quality and integrity of the Company's accounting, auditing and financial reporting practices, and to review the Company's annual audit with the Company's independent accountant. During the fiscal year ended June 30, 2002, the Audit Committee held four meetings.

      The Company's Nominating Committee consists of Dr. David Wilemon and Matthew Robison. David M. Ferrara, the Company's Secretary and General Counsel, serves as a non-voting ex officio member of the Committee. The function of the Nominating Committee is to make recommendations to the Board for nominees to serve as directors. The Nominating Committee will consider written recommendations from Shareholders for nominees to serve on the Board that are sent to the Secretary of the Company at the Company's main office. During the fiscal year ended June 30, 2002, the Nominating Committee held two meetings.

                                  MISCELLANEOUS

Other Matters

      As of the date of this Proxy Statement, management has no knowledge of any business which will be presented for consideration at the Meeting other than that described herein. Should any other matter properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

Solicitation of Proxies

      The entire expense of preparing, assembling and mailing the Proxy Statement, form of proxy and other material used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company will reimburse them for expenses in so doing. To the extent necessary to ensure sufficient representation, officers and regular employees of the Company may request, without additional compensation therefor, the return of proxies personally by telephone or telegram. The extent to which this will be necessary depends entirely on how promptly proxies are received, and Shareholders are urged to send their proxies without delay.

                              SHAREHOLDER PROPOSALS

         In order for a shareholder  proposal to be considered  for inclusion in
the  Company's  Proxy   Statement   relating  to  the  2003  Annual  Meeting  of
Shareholders, such proposal must be received by the Company by May 23, 2003.

                                             David M. Ferrara
                                             Secretary and General Counsel

Date: September 20, 2002
      East Syracuse, New York

PROXY                        ANAREN MICROWAVE, INC.                        PROXY

                               6635 Kirkville Road
                          East Syracuse, New York 13057

                               THIS IS YOUR PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANAREN MICROWAVE, INC.

      The undersigned hereby (1) acknowledges receipt of the notice of the Annual Meeting of Shareholders of Anaren Microwave, Inc. (the "Company") to be held at the Wyndham Hotel, 6302 Carrier Parkway, East Syracuse, New York on Thursday, November 7, 2002 at 11:00 A.M., local time and of the Proxy Statement in connection therewith and (2) appoints Lawrence A. Sala and Carl W. Gerst, Jr. and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock, $.01 par value, of Anaren Microwave, Inc. held of record by the undersigned on September 16, 2002 at the Annual Meeting of Shareholders, or any adjournment thereof. If any nominee for director should be unavailable to serve, it is intended that all of the shares will be voted for such substitute nominee as may be determined by the Board of Directors. The undersigned directs that this Proxy be voted as follows:

              (Continued and to be dated and signed on the reverse)


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ITEM 1: ELECTION OF DIRECTORS

          FOR all nominees listed at right      WITHHOLD AUTHORITY to vote for
          (except as marked to the contrary).   all nominees listed at right.

          ---                                   ---

Nominees: Lawrence A. Sala, Dr. David Wilemon

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list at right.)

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

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                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Please Print Name Here

                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Please Print Name Here

                                        Dated: __________________________, 20___

                                        IMPORTANT. Please sign exactly as name appears on this card. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title.


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                        ANNUAL MEETING OF SHAREHOLDERS OF

                             ANAREN MICROWAVE, INC.

                                November 7, 2002

Co. # ________________                      Acct. #_____________________

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                           PROXY VOTING INSTRUCTIONS
                           -------------------------

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

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YOUR CONTROL NUMBER IS   ==>   |                       |
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